FARMOUT AGREEMENT
Rio Vista Gas Field
Cache Slough Prospect
Solano County, California

THIS AGREEMENT is made effective the 25th day of May, 2005 between Production Specialties Company (hereinafter referred to as “PSC”) and Delta Oil and Gas, Inc. (hereinafter referred to as “DOG”).

WHEREAS, PSC represents and warrants that it has the right to earn an interest in oil and gas leasehold interests in and to certain lands located in Sections 6, 7 & 18, Township 4 North, Range 3 East, M.D.B.M., Solano County, California. Said lands being further described on the attached Exhibit “A” and Area of Mutual Interest (AMI).

WHEREAS, DOG desires the right to earn from PSC an assignment, pursuant to paragraph 3 below, of PSC’s interest in said leases, lands and Prospects. PSC is willing to grant such right and/or option as provided herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, to be kept and performed by the parties hereto, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.	TEST WELL

On or before July 1, 2005, on behalf of DOG and its partners, PSC shall participate in drilling the initial test well (“C&C Minerals-NNG #1-7”) to a depth of 7,000’ TVD or deep enough to adequately test the Mokelumne, Bunker and Starkey seismic anomalies. The Test Well shall be directionally drilled to intersect potential productive sands.

2.	COSTS

DOG shall pay 18.75% of 100% of all costs and expenses of drilling, testing completing and equipping the C&C Minerals-NNG #1-7 which shall include the costs of the wellhead and other required surface production equipment, and all pipelines and meters required to produce and transport the gas production to a gas sales line or other point where the production can be marketed and sold, or 18.75% of 100% of all costs associated with the plugging and abandoning the C&C Minerals-NNG #1-7, whichever is the case. An Authorization for Expenditure for the C&C Minerals-NNG #1-7 shall be forwarded to DOG prior to commencement of drilling operations. This Authorization of Expenditure shall represent the estimated cost of the C&C Minerals-NNG #1-7 and PSC shall have the right to demand and receive from DOG payment in advance of its respective share of the Authorization of Expenditure. DOG shall pay the full amount of the payment so invoiced prior to commencement of drilling operations. In the event

DOG fails or refuses to make such advance payment, then DOG shall forfeit all of its right, title and interest under this Agreement.

The Authorization for Expenditure is merely PSC’s reasonable good faith estimate of the costs and expenses of the #1-7 Well. Actual costs and expenses of the #1-7 Well may exceed the Authorization for Expenditure in which case DOG shall pay its proportionate share of all such excess costs and expenses. PSC shall have the right to demand and receive from DOG payment in advance of its respective share of any estimate costs and expenses in excess of the Authorization for Expenditure. If DOG fails or refuses to make any such advance payments, DOG shall forfeit all right, title and interest under this Agreement.

3.	EARNING

If the Test Well is completed as a well capable of producing oil and/or gas in paying quantities, DOG shall own and be entitled to 12.50% of 8/8ths working interest in and to the Oil and Gas Leases set out in Exhibit “A”. Said working interest of leases shall be delivered to DOG at no less than 68% of 8/8ths net revenue interest in the Test Well. PSC makes no representation or warranty of net revenue interest except for the foregoing warranty of net revenue interest in the Test Well.

4.	FIRST SALE

First sales shall occur when all drilling, completion, testing and installation of all producing facilities are in place and the Test Well is ready for sales in to a gas transmission line or in to any line deemed a “sales point”. PSC shall notify DOG of first sales and shall prepare an assignment of said earned working interest to DOG and recorded with the operator Paul Graham Drilling.

5.	WELL GEOLOGIC AND GEOPHYSICAL DATA

DOG will be provided with all drilling reports, including logs pertaining to the Test Well and will have full access, at its own risk and expense, during drilling and/or completion.

OPERATING AGREEMENT

All operations on the “AREA OF MUTUAL INTEREST” (AMI) will be conducted in accordance with the terms and provisions of the 1989 Form 610 AAPL Joint Operating Agreement, including 1984 COPAS Accounting Procedures, a copy of which is attached hereto as Exhibit “C”. Said Operating Agreement designates Paul Graham Drilling as Operator. In the event of a conflict, the terms and provisions of this Agreement shall prevail over the Operating Agreement.

6.	SHUT-IN GAS PAYMENTS

In the event the Test Well is completed as a well capable of gas production in paying quantities but is shut-in because of a lack of a pipeline connection or market for such gas (hereinafter referred to as “shut-in gas well”), PSC shall immediately notify DOG of such fact and PSC shall inform Paul Graham Drilling of their responsibility and obligation to pay all shut-

in gas payments that may be permitted to maintain the affected lease(s) and PSC shall inform Paul Graham Drilling to provide DOG with copies of all receipts made and given.

7.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

PSC shall inform Paul Graham Drilling to comply with all rules and regulations required as operator and shall also require that all of their operators, contractor and subcontractors comply with any and all applicable laws and regulations, federal, state and local, and with the requirements of each regulatory body or official asserting jurisdiction over operations hereunder.

8.	SUCCESSORS IN INTEREST

This Agreement and its terms are personal in nature and the underlying leaseholds shall not be assigned and/or sold without the prior written consent of the parties hereto, such consent shall not be unreasonably withheld.

9.	CONFLICT

This Agreement shall supersede any prior correspondence or oral communication between the parties. This Agreement may only be amended in writing.

10.	FORCE MAJEURE

If PSC is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, it shall give DOG prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, so far as PSC is affected by the force majeure, such obligations shall be suspended during the continuance of the force majeure and for such time thereafter as is reasonably required to resume performance of the obligation(s) following removal of the force majeure situation. The term “force majeure”, as herein employed, shall mean an act of god, strike, lockout or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of PSC.

11.	TAX PARTNERSHIP

It is not intended by this Agreement to create, nor shall this Agreement be construed as creating any relationship between the parties hereto of employer and employees, or any partnership, or association or corporation between the parties hereto. The liabilities of the parties hereto shall be as set forth in this Agreement and PSC and DOG shall be responsible only for their share of the costs, expenses, debts or obligations incurred hereunder as herein provided. The parties hereto agree as between themselves to elect to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the United States Internal Revenue Code of 1954, as amended, and similar provisions of the statutes of any state.

12.	NOTICE

Except as otherwise specifically provided herein, any notice or other communication required hereunder shall be considered as having been given if delivered personally, or if mailed postage prepaid or telephone addressed to the following address respectively:

PRODUCTION SPECIALTIES CO.                                           DELTA OIL AND GAS, INC.
P.O. Box 22497                                                                             #300-1055 West Hastings Street
Bakersfield, CA. 93390                                                               Vancouver, B.C. V6E 2E9
(661) 616-0526 phone                                                                 Canada
(661) 616-0528 fax                                                                       (604) 602-1500 phone
ATTN: Dero Parker, Jr.                                                             (604) 602-1525 fax
                                                                                                     ATTEN: Doug Bolen

   13. NON-DISLOSURE

All information regarding the Test Well or any subsequent well(s) shall be held confidential. DOG shall not disclose any such confidential information to third parties without the prior consent of PSC. PSC is aware that DOG may request certain public informational disclosures from time to time and PSC will allow such releases provided that such disclosures will not detrimentally affect the potential assets attributable to this Farmout Agreement.

IN WITNESS WHEROF, the parties have executed or have caused this instrument to be executed by their duly authorized officers and/or representatives.

PSC:      DOG:

PRODUCTION SPECIALTIES CO.   DELTA OIL AND GAS, INC.

By:/s/ Dero Parker, Jr.                                                  By:/s/ Doug Bolen
           Dero Parker, Jr.                                                              Doug Bolen
           President                                                                        President